OWENS
                             CORNING


                Owens Corning National Settlement
                         Program Update


                          December 1998



                    1998 OC Backlog Analysis

NSP Settlements                       176,000
Routine Docket                         18,000
Unsettled Cases                         5,000
Previously Settled Cases               11,000

Total Cases Filed and In Process      210,000



Backlog Settlement Summary

  Total Cases Settled                                  176,000

  Total Value of OC Settlement Payments:              $  1.200 Billion

  OC Settlement Average Payment Per Case              $  7,200

  Three-Year Historical OC Average Per Case           $ 13,800

* Total Value of Fibreboard Settlement Payments       $  0.900 Billion

* Fibreboard Settlement Average Payment Per Case      $  5,500

  Three-Year Historical Fibreboard Average Per Case   $ 11,500

* Contingent on Supreme Court striking down Fibreboard Global Settlement


                              OC Asbestos Cash Outflow
                              (In millions of dollars)

                          Average
                         1991-1994   1995   1996    1997   1998 (a)

Total Payments            $ 301     $ 308   $267   $ 300   $363

Insurance Proceeds        $ 252       251    101      97     45

Owens Corning Pretax
  Cash Outflow               49        57    166     203    318



  (a) Defense costs       $  63
      Verdicts Paid         117
      Routine Settlements   183

  Total 1998 Payments     $ 363

                          OC Financing



Source of Funds

- Remaining availability under
  $1.8 Billion line of credit                         $1.300 Billion

- Financing Alternatives Under Consideration

  -  Additional Long-Term Debt

  -  Convertible Preferred Security

  -  Sale or Joint Venture of Non-Strategic
       Assets or Businesses




OC Asbestos Liability

Payments                                 # of Cases           $ Billions

Settlement of existing backlog              176,000           ($.9-$1.2)

Existing settlements and verdicts            11,000                ($.3)

Defense and administrative processing
  costs                                           -                ($.2)

Future claims processing under NSP
  and payments to non-NSP
  participants                                               ($1.1-$1.3)

     Total Liability (Range of $2.5 to $3.0)                      ($2.7)

     Existing Reserve                                             ($1.3)

Net Reserve Addition                                              ($1.4)

     Tax Benefit @ 37%                                             $ .5

Effect on 1998 Net Income                                         ($ .9)